      As Filed with the Securities and Exchange Commission on December 27, 1995
                                                              File No. ________

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  ------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                                  ------------

                            CROWN LABORATORIES, INC.
             (Exact Name of Registrant as Specified in its Charter)


                  Delaware                                  75-2300995
        (State or Other Jurisdiction                      (IRS Employer
      of Incorporation or Organization)                      ID No.)


                              6780 Caballo Street
                            Las Vegas, Nevada 89119
                                 (702) 696-9300
              (Address, Including Zip Code, and Telephone Number,
              Including Area Code, of Principal Executive Offices)

                     CRAIG E. NASH, CHIEF EXECUTIVE OFFICER
                            CROWN LABORATORIES, INC.
                              6780 Caballo Street
                            Las Vegas, Nevada 89119
                                 (702) 696-9300
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                          Copies of Communications to:

                             RONALD P. GIVNER, ESQ.
                     JEFFER, MANGELS, BUTLER & MARMARO LLP
                     2121 Avenue of the Stars, Tenth Floor
                         Los Angeles, California 90067
                                 (310) 203-8080
                              Fax: (310) 203-0567

Approximate date of commencement of proposed sale to the public: As soon as possible after the Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE


===========================================================================================================================
                                                                Proposed Maxi-         Proposed Maximum          Amount of
        Title of Securities                 Amount to be         mum Offering         Aggregate Offering       Registration
          to be Registered                   Registered        Price Per Share               Price                  Fee
---------------------------------------------------------------------------------------------------------------------------
 Common Stock, $0.001 par value            2,665,625 Shs.         $1.3125 (1)             $3,498,633              $1,206.43
                                           =========              =======                 ==========          =============
===========================================================================================================================



(1) Calculated pursuant to Rule 457(c). The Series C Preferred Stock is convertible into Common Stock at the acquisition price of the Series C Preferred Stock divided by 82% of the market price (as defined) when converted. For purposes hereof, a $1.00 market price has been assumed, which results in 2,030,000 shares being registered. If the market price at the time of conversion exceeds $1.00 per share of Common Stock, less shares will be issued upon conversion. If the market price at the time of conversion is less than $1.00, the number of shares will be in excess of 2,030,000 shares, and said excess shares will not be covered by this Registration Statement.



        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

P R O S P E C T U S                                        ________ __, 199_



                            CROWN LABORATORIES, INC.

                                  COMMON STOCK
                               ($0.001 PAR VALUE)



         This Prospectus relates to 2,665,625 shares of the Common Stock of CROWN LABORATORIES, INC. (the "Company"), which may be offered from time to time by any or all of the Selling Stockholders named herein (the "Selling Stockholders"), including shares to be received upon exercise of warrants and conversion of Series C Preferred Stock. The Company will not receive any proceeds from the sale of the shares offered hereby but will receive certain proceeds upon exercise of the warrants , which proceeds will be used for working capital. The Company estimates that the expenses of this offering will be approximately $10,000, all of which will be paid by the Company.


         The Company has been advised by the Selling Stockholders that they may sell all or a portion of the shares offered hereby from time to time on the American Stock Exchange Emerging Company Marketplace (the "Amex-ECM") in privately negotiated transactions, or otherwise, including sales through or directly to a broker or brokers. Sales will be at prices and terms then prevailing or at prices related to the then current market prices or at negotiated prices. In connection with any sales, any broker or dealer participating in such sales may be deemed to be underwriters within the meaning of the Securities Act of 1933. See "Plan of Distribution."


         The Common Stock of Crown Laboratories, Inc. is traded on the AMEX-ECM (AMEX-ECM symbol: CLL.ec). On December 22, 1995, the last sale price of the Company's Common Stock, as reported by the AMEX-ECM, was $1 5/16.


                        ________________________________



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                        ________________________________


              THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
                   OF RISK. SEE "RISK FACTORS" ON PAGES 8-10.
            SEE ALSO "RECENT SIGNIFICANT DEVELOPMENTS" ON PAGES 5-7.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference: the Company's Annual Report on Form 10-KSB, Form 10-K/A-1 and Form 10-KSB/A-2 for the fiscal year ended December 31, 1994, the Company's Current Report on a Form 8-K and 8-K/A-1, for March 8, 1995 and Form 8-K for October 12, 1995, the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, and the Company's Registration Statement on Form 8-A.

         All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities under this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is not deemed to be filed under said provisions or any portion of a Proxy Statement not deemed incorporated herein by reference. Any statement made in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Larry Rosenthal, Director of Investor Relations, or Craig Nash, Chief Executive Officer, 6780 Caballo Street, Las Vegas, Nevada 89119 (Telephone: (702) 696-9300).

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: The Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, 12th Floor, New York, New York 10048. Such reports, proxy statements and other information filed by the Company can also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006. Copies of such materials can also be obtained by mail at prescribed rates upon written request addressed to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and financial statements and schedules, if any, filed therewith or incorporated therein by reference. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated herein by reference, each statement being qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of any and all parts thereof may be obtained from such office after payment of the fees prescribed by the Commission.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements (including notes thereto) appearing elsewhere in or incorporated by reference into this Prospectus.

                                  THE COMPANY

         Crown Laboratories, Inc. (the "Company") is engaged in the development of, and intends to manufacture and market, a proprietary line of pharmaceutically-balanced nutritional and medical application products designed for the special needs of residents in nursing homes and patients in hospitals. Generally, these individuals are over age 70, and prefer foods that are easy to ingest, or are flavorful, or easily digestible, and nutritionally complete.
The Company's liquid products will be provided in aseptically sealed, flexible packages. Formulations are designed to provide a maximum of nutrient and caloric support in easily consumable forms. The Company currently intends to offer four liquid products, two medical solutions, and 26 dry-mixed products for use by individuals with dietary restrictions including low sodium diets and diabetic diets. Additionally, caloric enhancement and nutritional supplement products will be available.

         The Company's product lines will consist of standard products for nursing homes and specialized products such as those for kidney dysfunction and tube feeding. Currently the Company is in the final stages of completing the liquid manufacturing line on which it will produce primary products for sale. The Company will have limited sales until such line is complete and operational.

         The commissioning process has begun with regard to the Company's proprietary line of aseptic liquid products. The commissioning process is required to be completed in order to manufacture the liquid products. See "Recent Significant Developments -- Manufacturing Plant."

         The Company was incorporated in Delaware on February 23, 1989. The Company's address and telephone number are 6780 Caballo Street, Las Vegas, Nevada 89119; (702) 696-9300.

                                  THE OFFERING



 Securities Offered(1) . . . . . . . . . . . . . . . . . .     This Prospectus covers the sale of
                                                               2,665,625 shares of Common Stock to be sold
                                                               by certain Selling Stockholders, including
                                                               280,625 shares of Common Stock which may be
                                                               sold after the exercise of warrants and
                                                               2,030,000 shares which may be issued upon
                                                               conversion of Series C Preferred Stock.

 Number of Shares of Common Stock
 Outstanding on September 30, 1995(1)  . . . . . . . . . .     13,802,513 shares.

 Risk Factors  . . . . . . . . . . . . . . . . . . . . . .     An investment in the Common Stock involves
                                                               a high degree of risk.  Prospective
                                                               investors should review carefully and
                                                               consider the factors described in "Risk
                                                               Factors."


________________________
(1) Unless otherwise indicated, all references in the Prospectus to per share data and number of shares exclude 5,689,837 shares of Common Stock issuable upon exercise of outstanding warrants and options, including options which have been granted under the 1992 Stock Option Plan. However, 261,875 shares underlying 261,875 warrants and options are included in the shares offered by the Selling Shareholders, but are not included in outstanding shares. Also does not include an undetermined number of shares of Common Stock underlying Series C Preferred Stock.

                         SUMMARY FINANCIAL INFORMATION

         The following tables set forth for the periods indicated selected financial information for Crown Laboratories, Inc.

Statement of Operations Data:

                                          Year Ended                              Nine Months Ended
                           ----------------------------------------      ----------------------------------

                           December 31, 1994      December 31, 1993      Sept. 30, 1995      Sept. 30, 1994
                           -----------------      -----------------      --------------      --------------
  Sales(1) . . . . .             $ -0-                  $ -0-                 $ -0-               $ -0-

 Net loss  . . . . .          (1,569,979)             (660,964)            (2,647,836)          (845,588)

 Net loss per share              (.15)                  (.09)                 (.20)               (.08)

 Balance Sheet Data:
 ------- ----- ----

                           December 31, 1994        Sept. 30, 1995
                           -----------------       ---------------
 Working capital . .          $ 1,354,684                 660,797

 Total assets  . . .            6,065,044              10,085,705

 Total liabilities .            1,355,581               2,807,130

 Stockholders' equity           4,709,463               7,278,575


_________________
(1) In the fourth quarter, the Company has sold approximately $100,000 of dry mix products in one European country through an affiliate and has collected a portion of the resulting receivables. Sales of liquid products will not commence until the Company completes commissioning of its liquid manufacturing lines in Las Vegas, Nevada. See "Recent Significant Developments -- Manufacturing Plant."

                        RECENT SIGNIFICANT DEVELOPMENTS


MANUFACTURING PLANT

         The Company is presently in the process of seeking to commission the equipment necessary to manufacture its proprietary line of aseptic liquid products. Commissioning of the equipment is required by the U.S. Food and Drug Administration. The commissioning process began on April 13, 1995 with the manufacturer, (in this case, the Company), working with National Food Laboratories (the Process Authority), to review its manufacturing equipment, manufacturing procedures, manuals and monitor the bacteriological kill tests for compliance with the applicable federal regulations. National Food Laboratories is an international food and research and development organization with laboratories facilities in Dublin, California, Washington, D.C. and Seattle, Washington and is a wholly owned subsidiary of the National Food Processors Association.

         After the samples of inoculated product (the final test required for certification) are prepared, they are incubated for a 21 day period and if the test results are favorable, the Process Authority summarizes and presents their findings to the F.D.A. on the Company's behalf. The F.D.A. then has 30 working days to respond to the Company with additional questions or requests for information. In the absence of such a request, the Company is authorized to produce and market its products. There can be no assurances that the test samples will pass the test criteria, or if they do pass, that the F.D.A. will accept the Company's process and equipment.

         Although the equipment manufacturers have warranted that the purchased equipment has been manufactured to the F.D.A. regulatory specifications for aseptic packaging and processing equipment, the filler is the first of its kind manufactured for a U.S. company requiring F.D.A. aseptic processing approval. The delays in certifying the Company's production equipment can be attributed to the aseptic filling machine. The machine was unable to pass certification testing when it was originally shipped from Germany and received by the Company in February, 1995. Numerous modifications, primarily related to the installation of monitoring devices to seek to meet F.D.A. requirements, have been made to the machinery at the request of the Process Authority. The manufacturer of the aseptic filling machine has filed for bankruptcy in the German courts. The Company in June, 1995, filed a claim against the manufacturer of the aseptic filler in the German Bankruptcy Court (bankruptcy of Time Pack, GmbH) for damages caused by the delays in certifying the filler and seeks to have these damages applied against the remaining balance of the $1,730,000 purchase price of the machine, which claim is pending the decision of the bankruptcy trustee. Further, the Company in March, 1995, filed suit in Nevada District Court for the County of Clark, against the manufacturer and its alter egos and subsidiaries alleging fraud, misrepresentation, and alter ego among other allegations. The Company is in the process of serving the complaint, as amended in September, 1995, on the defendants and no defendants have yet answered the complaint. To further protect its rights to the machinery and its related technology, the Company has purchased the blueprints and the rights to its aseptic filling machine from the German Bankruptcy Court. Standard Chartered Bank ("Standard") had provided financing to the manufacturer of the filler machine and Standard has claimed that it has a $1,000,000 security an interest in the filler machine. Based upon the representations made, the Company entered into a letter of intent to finance $1,000,000 of such equipment through Standard. Prior to entering into any loan documentation, the Company discovered that Standard cannot provide written evidence of a perfected security interest. Standard has nevertheless continued to allege that it has a security interest in the machine and has filed a claim with the German Bankruptcy Court. However, Standard has still not produced documentation supporting its position, and the Company's claims currently exceed the amount of $1,000,000 which Standard is allegedly owed. The Company cannot predict the ultimate outcome of any of the above claims.

         While the Company believes that the machinery will ultimately be certified, there is no assurance that the machinery will receive certification from the F.D.A. or that the certification will be granted within a specific time frame. Furthermore, there can be no assurances that if the machinery is certified, as to when the Company will commence initial production of its liquid nutritional products; or that the products will meet with acceptance in the market.

         The Company has spent approximately $6.7 million on equipment acquisition for the manufacturing plant. It has also spent approximately $1.2 million on leasehold improvements for offices and upgrading the production area to meet minimum standards required for manufacturing, which improvements and upgrading are essentially complete. The Company has also received $1.9 million in financing for such equipment and leasehold improvements. The equipment purchased and financed included the necessary equipment to manufacture liquid and dry mixed products, including boilers, tanks, mixers, processors, fillers and packaging equipment, as well as all related plumbing and electrical infrastructure.

         The Company in June, 1995 received approval from the State of Nevada Health Department to produce its dry mix product line for adult nutritional and specialty products. In the fourth quarter of 1995, the Company sold $100,000 of dry mixed products in one European country through an affiliate and has collected a portion of the resulting receivables.

         The Company has received an option to purchase its current manufacturing facility in Las Vegas, Nevada for $2,700,000 and intends to pursue this option. The Company has secured a commitment for a first mortgage loan of $1,860,000 on the building from an insurance company. The mortgage, which carries an interest rate of 8.65%, provides for an 18 year amortization ($16,984 per mouth) with a balloon payment due at the end of ten years at the insurance company's request. The seller of the property has agreed to accept 153,043 shares of the Company's common stock in lieu of $440,000 of the purchase price and has agreed to extend a 3 year $300,000 second mortgage to the Company bearing a 12% annual effective interest rate. The balance of the purchase price, ($100,000), plus any closing costs will be paid by the Company.

FUNDING

         Since September 30, 1994, the Company has raised approximately $8.1 million in net proceeds from the sale of its equity securities. Of such amount, approximately $3 million was used to complete leasehold improvements at the manufacturing facility, and for manufacturing equipment and other fixed assets and the balance was used for working capital, including salaries and rent.

         From January 1, 1995 through September 30, 1995, the Company has raised approximately $2,400,000 (before offering expenses of $330,000) in additional equity financing primarily through a private placement of units and this amount is reflected in the Company's financial statements for such period. Each unit was purchased for $50,000. A unit consisted of 25,000 shares of common stock and warrants to purchase 12,500 shares of common stock for $3 per share. The warrants expire two years from the date of issuance. (Fractional units have been sold.) In addition, the Company issued to the placement agents and brokers 2,500 options to acquire shares of the Company's common stock at a price of $2.40 per share for each unit sold. These options expire five years from the date of issuance. Such private placement closed as of September 30, 1995.


         The Company has also raised $3 million (before expenses of $150,000) through the issuance of Series C Preferred Stock during the third quarter and $500,000 thereafter. The Series C Preferred Stock pays no dividends, but imputes a 6% effective annual interest rate upon conversion into Common Stock which will be accounted for over the time during which the preferred stock is outstanding. The conversion rate is determined by the acquisition value of the Series C Preferred Stock (plus imputed interest referred to above) and an 18% discount to the 5 day average market price of the common shares at the time of exercise. As of September 30,1995, approximately 29% of the Series C Preferred Stock issued had been converted into 715,447 shares of Common Stock. To the extent that the Company uses equity securities to raise additional funds to satisfy its working capital needs, there will be additional dilution to the Company's existing shareholders.


         None of the above securities were registered under the Securities Act of 1933 and may not be sold in the United States in absence of such registration or an exemption therefrom.

FINANCIAL CONDITION

         Working capital at September 30, 1995 was $660,797 with $.8 million in accounts payable attributable to capital expenditures and leasehold improvements. Since September 30, 1995, the Company has raised an additional $500,000 from the sale of Series C Preferred Stock. Cash and equivalents balances were $1.8 million as of September 30, 1995. The Company believes that it has adequate funds to support its operations until early

1996 or, the commencement of production of the Company's liquid nutritional products, whichever comes first. After that time, the Company will require additional funding to support its working capital needs as it begins to enter the market or to provide for normal operating expenses if certification has not been achieved.

         The Company had forecasted that it would begin manufacturing its line of dry mix nutritional and specialty dietary products in April 1995 and that commissioning of the equipment to manufacture the Company's line of aseptic liquid products would begin by the second quarter of 1995 and be completed within a two month time frame. Due to unforeseen delays in finalizing the installation of all the equipment necessary to manufacture the Company's products, the commissioning process has been significantly delayed and sales have yet to commence. As of November 22, 1995, limited quantities of dry mix product have been sold and the aforementioned liquid products commissioning process is underway with sales unlikely to commence until the first quarter of 1996.

         While the Company believes that its machinery will ultimately be commissioned and certified, there can be no assurances that the machinery will receive certification from the F.D.A. or that the certification will be granted within a specific time frame. Furthermore, there can be no assurances that, if the machinery is certified, if and when the Company will commence initial production of its liquid nutritional products or that the products will meet with acceptance in the market. As a result of these delays, the Company has been required to raise further funds to sustain operations until the plant becomes operational and it may require further funds to support working capital needs as it begins to enter the market or to provide for normal operating expenses if commissioning continues to be delayed. The Company is presently exploring possible alternatives for raising additional funds. There can be no assurances that the Company will be able to secure the necessary financing, or if a source of funding is identified, that the funding will be on terms and conditions which are acceptable to the Company.

                                  RISK FACTORS

         INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES CERTAIN SUBSTANTIAL RISKS AND PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS:

START UP RISK

         In order to commence manufacturing liquid products, the Company must finalize the commissioning of its liquid manufacturing line. Such commissioning is required by the F.D.A. in connection with its regulation of all aseptic facilities. For further information on this process, see "Recent Significant Developments -- Manufacturing Plant". No assurances can be given as to the time in which such certification will be completed.

         Further, once the Company's machinery is certified and on-line, there is no assurance that the equipment will operate as warranted or represented by the manufacturers and, thus, whether the capacity of the plant will be as planned by management of the Company.

         Finally, while the Company has begun limited marketing activities, no assurances will be given that the Company will obtain sufficient customers for its products.

LIMITED OPERATING HISTORY; OPERATING LOSS


         Since inception, the Company principally has been engaged in research and development of its products. The Company did not have any sales for the years ended December 31, 1993 and 1994. The Company, together with its predecessors, Nash Nutritional Products, Inc. and Roe Pharmaceutical Co., formerly a majority owned subsidiary, incurred consolidated losses for the period from March 3, 1980 (inception) to September 30, 1995. At September 30, 1995, the Company's accumulated consolidated deficit was ($6,603,714), while consolidated Stockholders' Equity was $7,278,575. Lack of a liquid products manufacturing facility has restricted the Company's marketing and sales efforts. The Company and its operations are subject to the various risks inherent in the start-up and development of a new business enterprise. Since the operating history of the Company is limited, there can be no assurance that the Company will operate profitably.


         Working capital at September 30, 1995 was $660,797 with approximately $800,000 in accounts payable attributable to capital expenditures and leasehold improvements. Since September 30, 1995, the Company has raised an additional $500,000 in net proceeds from the sale of Series C Preferred Stock. The Company is presently seeking long-term financing to support its liabilities. There is no assurance the Company will be able to secure the necessary financing on terms and conditions which are acceptable to the Company.

NEED FOR MANUFACTURING FACILITY

         The Company had previously produced its dry-mix and liquid dietary products through contract manufacturers. However, prior arrangements had been unsatisfactory in respect of timely manufacture and delivery and impact on costs, particularly for liquid products and no contract manufacturers have been used since 1992. In order to assure a supply of its liquid and dry-mix products at a competitive price, management has determined that the Company must operate its own manufacturing facility to produce both liquid and dry-mix products. The Company intends to acquire its products only from its own manufacturing facilities. See "Recent Significant Developments -- Manufacturing Plant".

POSSIBLE NEED FOR ADDITIONAL FINANCING

         The Company believes that it has adequate funds to support is operations until early 1996 or, the commencement of production of the Company's liquid nutritional products, whichever comes first. After that time, the Company will require additional funding to support its working capital needs as it begins to enter the market or to provide for normal operating expenses if certification has not been achieved. The Company is presently exploring its possible alternatives for raising additional funds. There can be no assurances that the Company will not require additional funds earlier than set forth above or that the Company will be able to secure the necessary financing, (or if a source of funding is identified, that the funding will be on terms and conditions which are acceptable to the Company).

FUNDING

         Through September 30, 1995, the Company has raised approximately $2.4 million (before offering expenses of $330,000) in additional equity financing primarily through a private placement of the units and this amount is reflected in accompanying financial statements. Each unit was purchased for $50,000. A unit consisted of 25,000 shares of common stock and warrants to purchase 12,500 shares of common stock for $3 per share. The warrants expire two years from the date of issuance. (Fractional units have been sold.) In addition, the Company issued to the Placement Agent and brokers 2,500 options to acquire shares of the Company's common stock at a price of $2.40 per share for each unit sold. These options expire five years from the date of issuance.

         The Company has also raised $3 million (before offering expenses of $150,000) through the issuance of Series C Preferred Stock during the third quarter and $500,000 thereafter. The Series C Preferred Stock pays no dividends, but imputes a 6% effective annual interest rate upon conversion into common stock which will be accounted for over the time during which the preferred stock is outstanding. The conversion rate is determined by the acquisition value of the preferred stock (plus imputed interest referred to above) and an 18% discount to the five day average market price of the common shares at the time of exercise. As of September 30, 1995, approximately 29% of the Series C Preferred Stock issued had been converted into 715,447 shares of Common Stock. To the extent that the Company uses equity securities to raise additional funds to satisfy its working capital needs, there will be additional dilution to the Company's existing shareholders.

LACK OF PRODUCT PROTECTION

         The Company regards the formulations of its products to be proprietary, but presently it has no patent or other protective rights. In addition, the Company has filed and currently has a patent pending on its primary liquid product including its process and content. No assurances can be given that any patent will be issued. Currently, the Company exerts substantial efforts to protect trade secrets and to keep formulas and related process know-how confidential. However, there can be no assurance that it will be successful in these efforts.

         The Company has filed to register its trademark and product names for all of the products it intends to manufacture in the next two years.

RELIANCE UPON KEY PERSONNEL

         The Company is largely dependent upon the personal efforts and abilities of Craig E. Nash, Chairman of the Board of Directors and Chief Executive Officer, as well as those of Scott O. Nash, Vice-Chairman of the Board of Directors and President. Craig E. Nash and Scott O. Nash, who are twin brothers, devote all of their time to the affairs of the Company. The loss or unavailability of the services of any one of them may have a materially adverse effect upon the Company. Presently, the Company has accident insurance in the amount of $1,000,000 for Craig E. Nash and Scott O. Nash, respectively. The Company does not have insurance for any non-accidental loss.

CONTROL BY EXISTING MANAGEMENT

         As of September 30, 1995, officers and directors as a group owned 4,697,513 shares of Common Stock out of 13,802,513 shares or 34.0%, including 3,625,223 shares or 26.3% owned by Craig E. Nash and Scott O. Nash. Thus the management of the Company, principally Craig E. Nash and Scott O. Nash, are able to continue to control the policies and affairs of the Company.

RISKS OF THE OPTIONS AND WARRANTS

         As of September 30, 1995, the Company has outstanding options to purchase 3,284,499 shares of common stock, and warrants to purchase 1,483,463 shares of common stock. The existence of all of these options and warrants may have an adverse effect on the terms upon which the Company would be able to obtain additional capital. Furthermore, it might be expected that the holders of all of such options and warrants would exercise their options at a time when the Company could obtain equity capital on terms more favorable than those provided for by the options and warrants. The shares underlying the warrants are covered for resale by the Selling Stockholders by this Prospectus. Such amounts do not include an indeterminate number of shares of Common Stock underlying the outstanding Series C Preferred Stock.

LIMITED MARKET FOR COMMON STOCK AND REVISIONS TO THE EMERGING COMPANY
MARKETPLACE


         The Common Stock is quoted and traded on the American Stock Exchange Emerging Company Marketplace. The American Stock Exchange recently announced that it will no longer accept new issuers for the Emerging Company Marketplace, but will continue trading existing issuers, including the Company. Therefore, over time the Emerging Company Marketplace will cease to exist. The market for the Company's Common Stock must be considered limited and there can be no assurance that a meaningful trading market will develop. On December 19, 1995, a separate registration statement was declared effective by the Securities and Exchange Commission which provides for the resale by the selling shareholders named therein of up to 7,247,305 shares of Common Stock. Sales of substantial shares of Common Stock under such registration statement or pursuant to this Prospectus could have a material adverse effect on the price of the Common Stock. Furthermore, prices quoted may not represent the true value of the Common Stock. Stocks sold by the Company in private placements have generally been below the then trading price on the American Stock Exchange.


NO DIVIDENDS LIKELY

         Since its inception, the Company has had no earnings and has not paid any dividends on its Common Stock. Payment of future dividends, if any, will be determined by the Company's Board of Directors. In the foreseeable future, the Company intends to retain all of its earnings to finance the development and expansion of its business.

POTENTIAL ANTI-TAKEOVER EFFECT OF AUTHORIZED PREFERRED STOCK AND CERTIFICATE OF INCORPORATION

         The Company is authorized to issue 5,000,000 shares of $0.001 par value Preferred Stock with the rights, preferences, privileges and restrictions thereof to be determined by the Board of Directors of the Company. Preferred Stock can thus be issued without the vote of the holders of Common Stock. Rights could be granted to the holders of Preferred Stock which could reduce the attractiveness of the Company as a potential takeover target, make the removal of management more difficult, or adversely impact the rights of holders of Common Stock. Except for Series C Preferred Stock, no Preferred Stock is currently outstanding.

         The Company's Certificate of Incorporation contains certain provisions designed to require a beneficial owner of over 25% of the Common Stock to comply with certain provisions (regarding transactions with the Company and membership on the Board of Directors) or pay certain prices (usually the highest price paid) for the Common Stock in certain business combinations involving the beneficial owner. These provisions are in addition to those provided by Delaware law and apply to Craig Nash and Scott Nash.


                              SELLING STOCKHOLDERS


         The following table shows for each of the Selling Stockholders (i) the number and percentage of Common Stock of the Company beneficially owned by each of them as of December 26, 1995, (ii) the number of shares covered by this Prospectus (including shares of Common Stock underlying options and warrants), and (iii) the percentage of ownership if all shares of Common Stock were sold.

                                                                Number of
                                               Number of         Shares
                                                Shares           Covered
                                              Beneficially       by this
Selling Stockholder                             Owned(1)      Prospectus(2)
-------------------                           ------------    -------------

Ades, Alan                      28,125         9,375

 Ades, Louis                                  56,250                 18,750

 Album N.V.                                   75,000                 75,000

 Autocare Corp.                               18,750                 18,750

 Colon, Jesus                                  9,375                  9,375

 Cook, James C. and Stacy                     37,500                 37,500

 Fuller, Allen B. First
 Security Trust FBO                           18,750                 18,750

 The Gifford Fund, LTD (3)                 2,030,000              2,030,000

 Internal Medicine Corp.                     112,500                112,500

 Kayton, Mathew S.                             7,500                  7,500

 Leal, Leandro and Jeanne                      9,375                  9,375

 Martinez-Souss, Hector                        9,375                  9,375

 The Research Works, Inc.                     75,000                 75,000

 Rivera, Ignacio                              37,500                 37,500

 Robinson, Forrest and Linda                  18,750                 18,750

 Rubin, Santiago                              18,750                 18,750

 Salem, Edward                                18,750                 18,750

 Saplicki, William                             9,375                  9,375

 Scott, Edwin E.                              37,500                 37,500

 Silverman, Judith E.                         37,500                 37,500

 Southwest Securities Inc. FBO
 Frank T. Jordan IRA                          18,750                 18,750

 Van Brocklin, Finley G. Jr. &
 Semmes R.                                    37,500                 37,500




(1) Includes shares underlying warrants and Series C Preferred Stock currently exercisable or convertible and exercisable or convertible within sixty days of December 26, 1995.

(2) Includes shares underlying warrants or Series C Preferred Stock whether or not currently exercisable or convertible.

(3) Holder of Series C Preferred Stock. The Series C Preferred Stock is convertible into Common Stock at the acquisition price of the Series C Preferred Stock divided by 82% of the market price (as defined) when converted. For purposes hereof, a $1.00 market price has been assumed, which results in 2,030,000 shares being registered for the holders of Series C Preferred Stock. If the market price at the time of conversion is less than $1.00, the number of shares will be in excess of 2,030,000 shares, and said excess shares will not be covered by this Prospectus. If then eligible such excess shares may be sold pursuant to Rule 144.

         Except for the Gifford Fund (which owns beneficially approximately 13% of the outstanding Common Stock), none of the Selling Shareholders own beneficially over 1% of the Common Stock and none will own any Common Stock upon the sale of all Common Stock covered by this and a prior Registration Statement.


                              PLAN OF DISTRIBUTION


          The shares may be sold by the Selling Stockholders (including shares received upon exercise of warrants or conversion of Series C Preferred Stock). Such sales may be made on the AMEX-ECM, in privately negotiated transactions, or otherwise, at market prices or at negotiated prices. The shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to consummate the transaction; (b) purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this Prospectus, including resale to another broker or dealer; or (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Any such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any gain realized by such a broker or dealer on the sale of shares which it purchases as a principal may be deemed to be compensation to the broker or dealer in addition to any commissions paid to the broker by the Selling Stockholders.


          Upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the purchase by a broker or dealer, a supplemental prospectus will be filed pursuant to Rule 424(c) of the Securities Act of 1933, disclosing (i) the name of such Selling Stockholder and of the participating broker-dealers(s); (ii) the number of shares involved; (iii) the price at which such shares were sold; and (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable.

          The shares covered by this Prospectus may be sold under Rule 144 rather than this Prospectus if they qualify for sale under Rule 144. Certain of such shares may currently qualify for sale under Rule 144. The Company will not receive any portion of the proceeds of the shares sold by the Selling Stockholders, but will receive funds upon the exercise of warrants, which funds, if any, will be used for working capital. There is no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered by them.

          The Selling Stockholders have advised the Company that during the time they are engaged in distribution of Common Stock covered by this Prospectus, they will comply with Rules 10b-5 and 10b-6 under the Exchange Act, and pursuant thereto: (i) will not engage in any stabilization activity in connection with the Company's securities; (ii) will furnish each broker through which Common Stock covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and (iii) will not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Exchange Act. Selling Stockholders who may be an "affiliated purchaser" of the Company as defined in Rule 10b-6 have been further advised that pursuant to Exchange Act Release 34-23611 (September 11, 1986), they must coordinate their sales under this Prospectus with each other and the Company for purposes of Rule 10b-6.

                                 LEGAL OPINION

          The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Jeffer, Mangels, Butler & Marmaro LLP.


                                    EXPERTS

          The audited consolidated financial statements as of and for the years ended December 31, 1994 and 1993 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


          In June, 1993, Michael Tom, certified public accountant, became Controller of the Company and on October 1, 1993, the Company retained Arthur Andersen LLP as its independent public accountants. Mr. Tom was Chief Financial Officer of the Company until June 1995. The change in independent public accountants was approved by the Board of Directors. For the Company's fiscal years ended December 31, 1992 and 1991, the financial statements did not contain an adverse opinion or a disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope, or accounting principles by Michael Tom, C.P.A., except for an explanatory paragraph as to the Company's ability to continue as a going concern. During the two fiscal years ended December 31, 1992 and 1991, and through the date of his resignation, there were not any disagreements with Michael Tom, C.P.A. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Michael Tom, C.P.A., would have caused him to make a reference to the subject matter of the disagreements in connection with his report, nor were there any "reportable events" as defined by the Securities and Exchange Commission. During the two fiscal years ended December 31, 1992 and 1991, and until the date of their retention, the Company had not consulted with Arthur Andersen LLP, on the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Company's financial statements or any disagreements or reportable events.

================================================================================


NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.




                               TABLE OF CONTENTS


                                                                                            Page
                                                                                            ----
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . .   2

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

RECENT SIGNIFICANT DEVELOPMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

SELLING STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

LEGAL OPINION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                                                                                             ==


================================================================================



================================================================================




                                     CROWN
                               LABORATORIES, INC.



                                  COMMON STOCK



                            _______________________

                                  PROSPECTUS
                            _______________________



                               ________ __, 1996


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement. None of such expenses will be paid by the Selling Stockholders.


                                                                            Total
                                                                            -----
          Registration Fee Under Securities Act of 1933 . . . . . . . .    $ 1,207
                                                                           =======
          Photocopying and Postage  . . . . . . . . . . . . . . . . . .      1,000
                                                                           =======
          Accounting Fees and Expenses  . . . . . . . . . . . . . . . .      2,000
                                                                           =======
          Legal Fees and Expenses . . . . . . . . . . . . . . . . . . .      3,000
                                                                           =======
          Blue Sky Fees and Expenses (including related legal fees) . .      2,000
                                                                           =======
           Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . .        793
                                                                           -------
                  Total   . . . . . . . . . . . . . . . . . . . . . . .    $10,000
                                                                           =======



ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

          Delaware General Corporation Law Section 145 provides that the Registrant may indemnify any officer or director who was made a party to a suit because of his position, including derivative suits, if he was acting in good faith and in a manner he reasonably believed was in the best interest of the Registrant, except, in certain circumstances, for negligence or misconduct in the performance of his duty to the Registrant. If the director or officer is successful in his suit, he is entitled to indemnification for expenses, including attorney's fees. The Company's Certificate of Incorporation eliminates director liability to stockholders or the Company for monetary damages arising out of certain breaches by the directors of their fiduciary duty of care. The duty of care refers to the fiduciary duty of directors to be sufficiently diligent and careful in considering a transaction or taking or refusing to take some corporate action. Finally, Registrant's By-Laws provide for indemnification of Registrant's officers and directors, except in case of gross negligence or willful misconduct, if they are a party to an action because they were an officer or director.

ITEM 16.  EXHIBITS

          3(a)   Certificate of Incorporation, as amended(1)
          3(b)   By-Laws, as amended(2)
          4(f)   See Exhibit 3(a) and (b)
          5(a)   Opinion of Jeffer, Mangels, Butler & Marmaro LLP(3)
         24(a)   Consent of Jeffer, Mangels, Butler & Marmaro LLP (contained in Exhibit 5(a))
         24(b)   Consent of Arthur Andersen LLP (included as page II-6)(3)

_________________

(1) Previously filed as exhibits to a Form 10-KSB/A-1 of Registrant for the December 31, 1994 fiscal year.

(2) Previously filed as exhibits to a Form 8-K of Registrant for September 24, 1991.

(3)      Filed herewith.


ITEM 17.  UNDERTAKINGS

          (a) The registrant as a small business issuer registering securities under Rule 415 of the Securities Act will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

                 (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                 (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



        In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Las Vegas, Nevada on the 26th day of December 1995.


                                     CROWN LABORATORIES, INC.


                                     By:  s/Craig E. Nash
                                          --------------------------------------
                                          CRAIG E. NASH, Chief Executive Officer


                               POWER OF ATTORNEY

        Each person whose individual signature appears below hereby constitutes and appoints Craig E. Nash or Scott O. Nash as his true and lawful attorney(s)-in-fact, each with full power of substitution to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

        In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.



             Signature                                    Title                                 Date
 ---------------------------------   ------------------------------------------------   ---------------------
 s/Craig E. Nash                     Chief Executive Officer and Chairman of the         December 26, 1995
 ---------------------------------   Board of Directors
 CRAIG E. NASH


 s/Scott O. Nash                     President and Vice Chairman of the Board of         December 26, 1995
 ---------------------------------   Directors
 SCOTT O. NASH


 s/Scott E. Hilley                   Vice President Finance                              December 26, 1995
 ---------------------------------
 SCOTT E. HILLEY


                                     Director                                            December 26, 1995
 ---------------------------------
 CHRISTOPHER DEMETREE


                                     Director                                            December 26, 1995
 ---------------------------------
 VINCENT J. CASELLA


 s/Lee Allen Hooker                  Director                                            December 26, 1995
 ---------------------------------
 LEE ALLEN HOOKER


 s/Arthur M. Berkowitz               Director                                            December 26, 1995
 ---------------------------------
 ARTHUR M. BERKOWITZ


                                     Director                                            December 26, 1995
 ---------------------------------
 LINDA CARRICK

                               CONSENT OF COUNSEL


        The consent of Jeffer, Mangels, Butler & Marmaro LLP is contained in their opinion, Exhibit 5(a).

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


        As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 28, 1995 included in Crown Laboratories, Inc.'s Form 10-KSB/A2 for the year ended December 31, 1994 and to all references to our Firm included in this registration statement.






New York, New York
                                                             ARTHUR ANDERSEN LLP
 December 26, 1995

                                 EXHIBIT INDEX

Exhibit                                                                          Page No.
-------                                                                          --------
5.1     Opinion of Jeffer, Mangels, Butler & Marmaro LLP